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                                [LETTERHEAD]


                                May 23, 1996

U.S. Restaurant Properties Master L.P.
5310 Harvest Hill Road, Suite 270, Lock Box 168
Dallas, Texas 75230

Re: Issuance of 1,800,000 Units of Limited Partnership Interest of U.S. Restaurant Properties Master L.P., Subject to Underwriters' Overallotment Option of 270,000 Units

Ladies and Gentlemen:

   We have acted as counsel for U.S. Restaurant Properties Master L.P., a Delaware limited partnership (the "Partnership"), in connection with the Partnership's Registration Statement on Form S-3 (Registration No. 333-2675) (the "Registration Statement") and the Prospectus to be delivered in connection therewith with respect to 1,800,000 units of limited partnership interest in the Partnership, subject to Underwriters' overallotment option of 270,000 units (collectively, the "Units") to be issued in an underwriting of the Units pursuant to the Underwriting Agreement between the Partnership and Morgan Keegan Securities, Inc.

   In such capacity, we have reviewed that portion of the Registration Statement entitled "Federal Income Tax Considerations," and the content thereof reflects our opinion regarding the matters of law covered under that heading.

   We hereby consent to the filing of the foregoing opinion as an Exhibit to the Registration Statement, and to the reference thereto in the Registration Statement under the caption "Federal Income Tax Considerations," and to the references to our firm under the caption "Legal Matters."


                                      Very Truly Yours,

                                      MIDDLEBERG RIDDLE & GIANNA